EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (no. 333-168461) and the Registration Statements on Form S-8 (nos. 333-145079 and 333-135366) of Oilsands Quest Inc., of our report dated July 29, 2009 on the consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for the period from inception on April 3, 1998 through to April 30, 2007 (not separately presented herein) of Oilsands Quest Inc., appearing in amendment no. 2 to the annual report on Form 10-K/A of Oilsands Quest Inc. for the year ended April 30, 2010.

/s/ Smythe Ratcliffe LLP

Chartered Accountants
Vancouver, Canada
May 16, 2011

 EX-1